UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 24, 2017

XPERI CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware	001-37956	81-4465732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, including Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In its Current Report on Form 8-K filed on May 3, 2017, Xperi Corporation (the “Company”) reported that David C. Habiger did not receive a majority of votes cast at its Annual Meeting of Stockholders in favor of his election to the Board of Directors (the “Board”) of the Company. The Company further reported that Mr. Habiger had tendered his resignation as a member of the Board of Directors (the “Board”) of the Company, in accordance with the director resignation policy set forth in Section I(G) of the Company’s Corporate Governance Guidelines (the “Guidelines”).

Following extensive deliberations, on May 24, 2017, the Board determined not to accept Mr. Habiger’s resignation provided Mr. Habiger were to submit a new resignation that will become effective as of December 31, 2017 if he does not satisfy a “deboarding” condition by that date. The “deboarding” condition requires Mr. Habiger to be a member of five or fewer public company boards, in accordance with guidelines published by proxy advisory services Institutional Shareholder Services and Glass Lewis.

On May 24, 2017, Mr. Habiger tendered a new resignation in compliance with the Board’s determination. Mr. Habiger’s new resignation has been accepted by the Board and will take effect automatically on December 31, 2017, without further deliberation or action by the Board, if he has not satisfied the deboarding condition by that time. If Mr. Habiger satisfies the deboarding condition on or before December 31, 2017, then his resignation becomes null and void.

In making its determination, the Board considered the valuable contributions, industry background and experience that Mr. Habiger brings to his Board role. The Board noted that Mr. Habiger was considered a highly effective member of the board of DTS, Inc., prior to its acquisition by the Company in December 2016. The Board further considered the importance of the DTS, Inc. business to the Company, and Mr. Habiger’s deep familiarity with that business. Following the Company’s acquisition of DTS, Mr. Habiger was the sole DTS director selected to serve on the Company’s Board due to his extensive experience in the digital media and entertainment industries and his in-depth knowledge and understanding of the consumer electronics industry. The Board noted that Mr. Habiger’s departure from the Board would be a serious loss, and that his expertise would not be easily replaced.

The Board further considered the fact that Mr. Habiger is retired from employment with any company and thus has substantial time in which to fulfill his Board duties while performing his other company board roles. The Board noted that as of June 2, 2017, Mr. Habiger will reduce the number of public company boards from seven to six following the annual meeting of Immersion Corporation since Mr. Habiger is not standing for re-election on the board. The Board further noted that Mr. Habiger has never missed a Company or DTS board meeting during his entire tenure, and has always fully prepared for, and contributed deeply to, such meetings. The record clearly shows that Mr. Habiger’s other board roles have not proven to be any impediment to Mr. Habiger’s performance as a Company director. And while the Board does not believe that his other board memberships will become such an impediment if they were to continue, the Board believes that Mr. Habiger’s commitment to reduce his other board memberships (or to depart from the Company’s Board) by year-end should address any concerns by any Company stockholders that Mr. Habiger’s effectiveness could be impaired by “overboarding.”

Mr. Habiger did not participate in the discussions or deliberations by the Board regarding his resignation or future Board service. Mr. Habiger will continue to participate fully as a member of the Board in all other respects, and perform all of his duties relating thereto, unless and until his resignation becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2017	XPERI CORPORATION

	By:	/s/ Robert Andersen
	Name:	Robert Andersen
	Title:	Executive Vice President and Chief Financial Officer